EXHIBIT 3.5

         CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF

                   OILEX INTERNATIONAL INVESTMENTS, INC.

     We the undersigned, Oliver H. Timmins, III, President and
Cynthia C. Timmins, Secretary of Oilex International Investments,
Inc. do hereby certify:

     That the board of directors of said corporation at a meeting duly convened, held on the 5th day of June, 1996, adopted a resolution to amend the original articles as follows:

     Article I is hereby amended to read as follows:

     The name of this corporation is OILEX, INC.

     Article IV is hereby amended to read as follows:

     The aggregate number of shares which this corporation shall have the authority to issue is 50,000,000 shares of a par value of $0.001 per share. Fully paid stock of the corporation shall not be liable to any further call or assessment. The Board of Directors of the corporation is expressly authorized to determine by resolution classes, series and numbers of each class or series of the stock of the corporation.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 19,531,835; that said change and amendment have been consented to and approved by a majority vote of the stockholders holding a majority of each class of stock outstanding and entitled to vote thereon.

/s/  Oliver Timmins III, President

/s/  Cynthia Timmins, Secretary

STATE OF TEXAS
COUNTY OF BEXAR

     This instrument was acknowledged before me on this 3rd day of July, 1996, by Oliver H. Timmins III, President of Oilex
International Investments, Inc.

/Dolores C. Railsback
Notary Public, State of Texas

     This instrument was acknowledged before me on this 3rd day of July, 1996, by Cynthia C. Timmins, Secretary of Oilex
International Investments, Inc.
/Dolores C. Railsback
Notary Public, State of Texas